Exhibit 10.1

November 22, 2017

Mr. Joel T. Trammell
1620 Palomino Ridge Drive
Austin, TX 78733

Dear Joel:

This letter is to confirm your appointment as the President and Chief Executive Officer of Black Box Corporation (“Black Box” or the “Company”) by the Company’s Board of Directors (the “Board”). Your annual salary as an exempt employee will be $650,000, paid on a bi-weekly basis. You report directly to the Board of Directors.

This offer is made contingent on you passing the Company’s pre-employment screening process. Your start date with Black Box is November 17, 2017.

You also will receive a Change in Control Agreement, a copy of which is included. This agreement also contains non-compete, non-solicitation and confidentiality provisions, and provisions for compensation in the event of a change in control of the Company. Please sign, date, and return the Change in Control Agreement with your acceptance of this offer or else your acceptance of this offer will be considered void. In accepting this offer, you are representing that you are not currently under a non-compete or other agreement which would prevent you from fulfilling the duties of the position being offered. To the extent that anything in this letter conflicts with the Change in Control Agreement, the Change in Control Agreement will be deemed to modify and supersede this letter.

Your office will be located at the Company’s local office in Austin, Texas (the “Work Location”) and, to facilitate your travel on behalf of the Company to the Company’s headquarters, the Company will provide you with housing and rental car in the Pittsburgh area.

Drug Screen
In order to perform a drug screen, the Company requires your authorization. We acknowledge that you have completed the applicable form for that authorization. Our background check vendor will send you the drug testing Custody and Control Form, along with an address for a drug testing facility in your area. This will be sent to your email address that was provided on your employment application. You must complete the drug screening within the timeframe specified on the form. If you fail to do so, your employment may be terminated.

Benefits
Black Box offers a comprehensive benefits program. The benefits, their effective dates, eligibility requirements and cost sharing features are summarized in the attached benefits documentation and will be explained at the time of your new employee orientation.

Form I-9 Employment Eligibility Verification
To be eligible for employment with Black Box, Federal law requires that you provide proof of citizenship or resident alien status by completing Form I-9, Employment Eligibility Verification. You will be required to complete Form I-9 in front of your hiring manager or a Company representative on your first day of employment.

Once we receive your acceptance of this offer, you will receive additional documents for completion by, or on, your first day of employment, including Form I-9. Please review Form I-9 to ensure you bring valid documents for review on your first day of employment.

We are excited about you joining our team. If you have any questions or need additional information, please do not hesitate to contact me. Welcome to Black Box!

Sincerely,
BLACK BOX CORPORATION

/s/ Ronald Basso
Ronald Basso EVP

If you agree and accept the terms outlined in this letter, please sign this letter and the Change in Control Agreement and deliver or email to David.Pasternak@BlackBox.com no later than November 22, 2017.

I understand that nothing contained in this Employment Offer Document, or in any policies, procedures or handbooks that I might receive, is intended by the Company to create an employment contract between itself and me. I understand that no promise or guarantee is binding upon the Company unless made in writing and signed by an Officer of the Company. I understand that I have the right to terminate my employment at any time, with or without any reason, and the Company retains the identical right regarding the discontinuation of my employment subject to the Change in Control Agreement.

Accepted By:

/s/ Joel T. Trammell                    Date: November 22, 2017
Joel T. Trammell

1000 Park Drive
Lawrence, PA 15055
An Affirmative Action/Equal Opportunity Employer

HRPR-F-005a Rev. 5 (12/22/14)